Cooper Standard Reports Strong Third Quarter Results, Raises Full Year 2023 Guidance

NORTHVILLE, Mich., November 2, 2023 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the third quarter 2023.

Third Quarter 2023 Summary
•Sales totaled $736.0 million, an increase of 12.0% compared to third quarter 2022
•Gross profit totaled $106.5 million, an increase of 176.3% compared to third quarter 2022
•Net income of $11.4 million, or $0.65 per diluted share, reflected an improvement of $44.0 million vs. the third quarter 2022
•Adjusted EBITDA of $79.1 million, or 10.7% of sales, increased by $58.6 million vs. the third quarter 2022

“We continued to leverage higher production volume, operating efficiency and further implementation of enhanced commercial agreements to drive strong margin improvements in the quarter,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “We believe our investments in customer-focused technology and innovation have been key to recent operating improvement and will further position us for long-term growth and success.”

Consolidated Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(dollar amounts in millions except per share amounts)
Sales	$736.0	$657.2	$2,142.2	$1,876.1
Net income (loss)	$11.4	$(32.7)	$(146.8)	$(127.3)
Adjusted net income (loss)	$15.0	$(29.5)	$(51.2)	$(139.3)
Income (loss) per diluted share	$0.65	$(1.90)	$(8.47)	$(7.41)
Adjusted income (loss) per diluted share	$0.85	$(1.71)	$(2.95)	$(8.11)
Adjusted EBITDA	$79.1	$20.5	$139.5	$10.3
The year-over-year increase in third quarter sales was primarily attributable to favorable volume and mix, sustainable price adjustments, inflation recoveries, and favorable foreign exchange, partially offset by the deconsolidation or divestiture of non-core businesses.

Net income for the third quarter 2023 was $11.4 million, including restructuring charges of $2.0 million and other special items. Net loss for the third quarter 2022 was $32.7 million, including restructuring charges of $1.7 million and other special items. Excluding restructuring and other special items, adjusted net income was $15.0 million in the third quarter 2023 compared to adjusted net loss of $29.5 million in the third quarter of 2022. The year-over-year improvement was primarily due to improved volume and mix, favorable price adjustments, and savings generated from lean manufacturing and purchasing initiatives, partially offset by higher interest expense, continuing inflationary pressure, including higher labor and energy costs, and unfavorable foreign exchange.

Adjusted EBITDA for the third quarter of 2023 was $79.1 million compared to $20.5 million in the third quarter of 2022. The year-over-year improvement was primarily due to improved volume and mix, favorable price adjustments, and savings generated from lean manufacturing and purchasing initiatives. These items were partially offset by continuing inflationary pressures, including higher labor and energy costs, and unfavorable foreign exchange.

Adjusted net income (loss), adjusted EBITDA and adjusted income (loss) per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Automotive New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its customers and capitalize on positive trends associated with electric vehicles. During the third quarter of 2023, the Company received new business awards representing $34.4 million in incremental anticipated future annualized sales on new electric vehicle platforms. Total net new business awards were not material in the third quarter due primarily to the run-out or cancellation of certain existing or planned traditional powertrain vehicle programs. For the first nine months of 2023, new business awards on electric vehicle platforms totaled $89.2 million and total net new business awards were $89.0 million.

Segment Results of Operations

Sales

	Three Months Ended September 30,			Variance Due To:
	2023	2022	Change	Volume / Mix*	Foreign Exchange	Divestitures
	(dollar amounts in thousands)
Sales to external customers
North America	$410,906	$351,011	$59,895	$62,323	$(2,428)	$—
Europe	147,550	113,670	33,880	22,933	10,947	—
Asia Pacific	120,617	129,493	(8,876)	(2,861)	(5,252)	(763)
South America	34,348	27,073	7,275	4,968	2,307	—
Total Automotive	713,421	621,247	92,174	87,363	5,574	(763)
Corporate, eliminations and other	22,617	35,906	(13,289)	(5,571)	351	(8,069)
Consolidated sales	$736,038	$657,153	$78,885	$81,792	$5,925	$(8,832)
* Net of customer price adjustments, including recoveries.
•Volume and mix, net of customer price adjustments including recoveries, was mainly driven by vehicle production volume increases due to the stabilization of the supply environment.
•The net impact of foreign currency exchange was primarily related to the Euro and Chinese Renminbi.

Adjusted EBITDA

	Three Months Ended September 30,			Variance Due To:
	2023	2022	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases**
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$60,215	$19,401	$40,814	$49,830	$(9,490)	$474
Europe	10,057	(10,905)	20,962	18,578	1,705	679
Asia Pacific	8,770	7,523	1,247	(419)	(1,462)	3,128
South America	2,639	766	1,873	1,426	601	(154)
Total Automotive	81,681	16,785	64,896	69,415	(8,646)	4,127
Corporate, eliminations and other	(2,578)	3,720	(6,298)	(1,111)	(678)	(4,509)
Consolidated adjusted EBITDA	$79,103	$20,505	$58,598	$68,304	$(9,324)	$(382)
* Net of customer price adjustments, including recoveries.
** Net of divestitures.
•Volume and mix, net of customer price adjustments including recoveries, was driven by vehicle production volume increases due to the stabilization of the supply environment.
•The net impact of foreign currency exchange was primarily related to the Mexican Peso, Polish Zloty and Euro.
•The Cost (Increases) / Decreases category above includes:
◦Commodity cost and inflationary economics;
◦Manufacturing and purchasing savings through lean initiatives; and
◦Increased compensation-related expenses.

Cash and Liquidity

As of September 30, 2023, Cooper Standard had cash and cash equivalents totaling $204.8 million. The cash balance included $120.0 million in borrowings under the Company's amended senior asset-based revolving credit facility. The Company opted to access the credit facility as a precautionary measure in view of market uncertainty related to then anticipated OEM labor negotiations and the potential for interruption of light vehicle production. Total liquidity, including remaining availability on the revolving credit facility, was $259.3 million at quarter end. With tentative labor agreements having recently been reached between the OEMs and the UAW, significantly reducing the risk of further work stoppage, the Company has notified its ABL agent that it intends to repay the $120.0 million in borrowings on November 3, 2023.

Based on current expectations for light vehicle production and customer demand for our products, the Company believes it has sufficient financial resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future. These financial resources include current cash on hand, continuing access to flexible credit facilities, and expected future positive cash generation.

Outlook

Industry projections for global light vehicle production anticipate continued year-over-year growth in the fourth quarter of 2023, despite strike related reductions in North America. The Company expects to continue leveraging incremental production volumes to drive further growth and operating efficiencies. In addition, the Company expects to successfully conclude certain remaining commercial negotiations in the fourth quarter to drive additional inflation recovery and positive, sustainable price adjustments. As a result, Company management has updated full year guidance ranges as follows:

	Previous 2023 Guidance[1] (August 2023)		Current 2023 Guidance[1]
Sales	$2.6 - $2.8 billion		$2.7 - $2.8 billion
Adjusted EBITDA[2]	$150 - $175 million		$165 - $180 million
Capital Expenditures	$70 - $80 million		$70 - $80 million
Cash Restructuring	$20 - $25 million		$15 - $20 million
Cash Interest	$50 - $55 million		$50 - $55 million
Net Cash Taxes	$10 - $20 million		$8 - $12 million
Key Light Vehicle Productions Assumptions (Units)
North America	15.5	million	15.2	million
Europe	17.4	million	17.7	million
Greater China	26.6	million	27.9	million
South America	2.8	million	2.9	million

1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers October 2023 S&P Global (IHS Markit) production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss) because full-year net income (loss) will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income (loss) without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on November 3, 2023 at 9 a.m. ET to discuss its third quarter 2023 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://ir.cooperstandard.com/events.

To participate by phone, callers in the United States and Canada can dial toll-free at 844-378-6482 (international callers dial 412-317-5137) and ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions during Q&A. Participants should dial-in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors' portion of the Cooper Standard website (https://ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 21 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 23,000 employees are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on Twitter @CooperStandard.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts, including commodity cost increases and disruptions related to the war in Ukraine and the Middle East; our ability to achieve commercial recoveries and to offset the adverse impact of higher commodity and other costs through pricing and other negotiations with our customers; work stoppages or other labor disruptions with our employees or our customers’ employees; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through our Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; the impact, and expected continued impact, of the COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations.; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Sales	$736,038	$657,153	$2,142,236	$1,876,054
Cost of products sold	629,504	618,594	1,916,160	1,800,577
Gross profit	106,534	38,559	226,076	75,477
Selling, administration & engineering expenses	49,834	44,847	156,528	149,033
Loss on sale of businesses, net	334	—	334	—
Gain on sale of fixed assets, net	—	—	—	(33,391)
Amortization of intangibles	1,662	1,693	5,141	5,176
Restructuring charges	2,046	1,701	12,924	13,014
Impairment charges	—	379	654	837
Operating profit (loss)	52,658	(10,061)	50,495	(59,192)
Interest expense, net of interest income	(33,803)	(20,747)	(98,057)	(57,378)
Equity in earnings (losses) of affiliates	682	(3,391)	1,140	(8,193)
Loss on refinancing and extinguishment of debt	—	—	(81,885)	—
Other (expense) income, net	(3,816)	146	(10,381)	(2,574)
Income (loss) before income taxes	15,721	(34,053)	(138,688)	(127,337)
Income tax expense (benefit)	4,338	(833)	9,461	1,824
Net income (loss)	11,383	(33,220)	(148,149)	(129,161)
Net (income) loss attributable to noncontrolling interests	(20)	534	1,316	1,868
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$11,363	$(32,686)	$(146,833)	$(127,293)

Weighted average shares outstanding
Basic	17,427,082	17,218,165	17,331,199	17,181,534
Diluted	17,560,221	17,218,165	17,331,199	17,181,534

Income (loss) per share:
Basic	$0.65	$(1.90)	$(8.47)	$(7.41)
Diluted	$0.65	$(1.90)	$(8.47)	$(7.41)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$204,848	$186,875
Accounts receivable, net	450,963	358,700
Tooling receivable, net	91,818	95,965
Inventories	181,050	157,756
Prepaid expenses	28,639	31,170
Income tax receivable and refundable credits	11,530	13,668
Other current assets	95,106	101,515
Total current assets	1,063,954	945,649
Property, plant and equipment, net	608,554	642,860
Operating lease right-of-use assets, net	85,007	94,571
Goodwill	140,710	142,023
Intangible assets, net	41,975	47,641
Other assets	88,800	90,785
Total assets	$2,029,000	$1,963,529

Liabilities and Equity
Current liabilities:
Debt payable within one year	$169,349	$54,130
Accounts payable	372,657	338,210
Payroll liabilities	114,320	99,029
Accrued liabilities	130,156	119,463
Current operating lease liabilities	18,634	20,786
Total current liabilities	805,116	631,618
Long-term debt	1,029,068	982,054
Pension benefits	99,096	98,481
Postretirement benefits other than pensions	30,678	31,014
Long-term operating lease liabilities	70,237	77,617
Other liabilities	52,181	41,553
Total liabilities	2,086,376	1,862,337
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,263,288 shares issued and 17,197,479 shares outstanding as of September 30, 2023, and 19,173,838 shares issued and 17,108,029 outstanding as of December 31, 2022	17	17
Additional paid-in capital	510,122	507,498
Retained deficit	(336,664)	(189,831)
Accumulated other comprehensive loss	(222,659)	(209,971)
Total Cooper-Standard Holdings Inc. equity	(49,184)	107,713
Noncontrolling interests	(8,192)	(6,521)
Total equity	(57,376)	101,192
Total liabilities and equity	$2,029,000	$1,963,529

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Nine Months Ended September 30,
	2023	2022
Operating Activities:
Net loss	$(148,149)	$(129,161)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	77,876	88,997
Amortization of intangibles	5,141	5,176
Loss on sale of businesses, net	334	—
Gain on sale of fixed assets, net	—	(33,391)
Impairment charges	654	837
Share-based compensation expense	4,071	2,593
Equity in losses of affiliates, net of dividends related to earnings	1,159	11,195
Loss on refinancing and extinguishment of debt	81,885	—
Payment-in-kind interest	44,019	—
Deferred income taxes	(586)	(5,478)
Other	3,606	2,383
Changes in operating assets and liabilities	(32,394)	46,489
Net cash provided by (used in) operating activities	37,616	(10,360)
Investing activities:
Capital expenditures	(63,184)	(58,491)
Proceeds from sale of businesses, net of cash divested	15,351	—
Proceeds from sale of fixed assets	—	52,956
Other	358	167
Net cash used in investing activities	(47,475)	(5,368)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	924,299	—
Repayment and refinancing of long-term debt	(927,046)	—
Principal payments on long-term debt	(1,613)	(3,786)
Borrowings on revolving credit facility, net	120,000	—
Decrease in short-term debt, net	(1,241)	(977)
Debt issuance costs and other fees	(74,376)	—
Taxes withheld and paid on employees' share-based payment awards	(214)	(607)
Other	(439)	(688)
Net cash provided by (used in) financing activities	39,370	(6,058)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(8,307)	9,296
Changes in cash, cash equivalents and restricted cash	21,204	(12,490)
Cash, cash equivalents and restricted cash at beginning of period	192,807	251,128
Cash, cash equivalents and restricted cash at end of period	$214,011	$238,638

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheets:
	Balance as of
	September 30, 2023	December 31, 2022
Cash and cash equivalents	$204,848	$186,875
Restricted cash included in other current assets	7,694	4,650
Restricted cash included in other assets	1,469	1,282
Total cash, cash equivalents and restricted cash	$214,011	$192,807

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net income (loss):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$11,363	$(32,686)	$(146,833)	$(127,293)
Income tax expense (benefit)	4,338	(833)	9,461	1,824
Interest expense, net of interest income	33,803	20,747	98,057	57,378
Depreciation and amortization	27,219	30,628	83,017	94,173
EBITDA	$76,723	$17,856	$43,702	$26,082
Restructuring charges	2,046	1,701	12,924	13,014
Deconsolidation of joint venture (1)	—	—	—	2,257
Impairment charges (2)	—	379	654	837
Loss on sale of businesses, net (3)	334	—	334	—
Gain on sale of fixed assets, net (4)	—	—	—	(33,391)
Indirect tax adjustments (5)	—	569	—	1,477
Loss on refinancing and extinguishment of debt (6)	—	—	81,885	—
Adjusted EBITDA	$79,103	$20,505	$139,499	$10,276

Sales	$736,038	$657,153	$2,142,236	$1,876,054
Net income (loss) margin	1.5%	(5.0)%	(6.9)%	(6.8)%
Adjusted EBITDA margin	10.7%	3.1%	6.5%	0.5%
(1)Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value.
(2)Non-cash impairment charges in 2023 related to certain assets in Asia Pacific and North America, and non-cash impairment charges in 2022 related to idle assets in Europe.
(3)Loss on sale of businesses related to divestitures in 2023.
(4)In the first quarter of 2022, the Company signed a sale-leaseback agreement on one of its European facilities, and a gain was recognized in the second quarter of 2022.
(5)Impact of indirect tax adjustments in 2022.
(6)Loss on refinancing and extinguishment of debt relating to refinancing transactions in 2023.

Adjusted Net Income (Loss) and Adjusted Income (Loss) Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net income (loss) to adjusted net income (loss) and the respective income (loss) per share amounts:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$11,363	$(32,686)	$(146,833)	$(127,293)
Restructuring charges	2,046	1,701	12,924	13,014
Deconsolidation of joint venture (1)	—	—	—	2,257
Impairment charges (2)	—	379	654	837
Loss on sale of businesses, net (3)	334	—	334	—
Gain on sale of fixed assets, net (4)	—	—	—	(33,391)
Indirect tax adjustments (5)	—	569	—	1,477
Loss on refinancing and extinguishment of debt (6)	—	—	81,885	—
Tax impact of adjusting items (7)	1,210	581	(145)	3,765
Adjusted net income (loss)	$14,953	$(29,456)	$(51,181)	$(139,334)

Weighted average shares outstanding:
Basic	17,427,082	17,218,165	17,331,199	17,181,534
Diluted	17,560,221	17,218,165	17,331,199	17,181,534

Income (loss) per share:
Basic	$0.65	$(1.90)	$(8.47)	$(7.41)
Diluted	$0.65	$(1.90)	$(8.47)	$(7.41)

Adjusted income (loss) per share:
Basic	$0.86	$(1.71)	$(2.95)	$(8.11)
Diluted	$0.85	$(1.71)	$(2.95)	$(8.11)

(1)Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value.
(2)Non-cash impairment charges in 2023 related to certain assets in Asia Pacific and North America, and non-cash impairment charges in 2022 related to idle assets in Europe.
(3)Loss on sale of businesses related to divestitures in 2023.
(4)In the first quarter of 2022, the Company signed a sale-leaseback agreement on one of its European facilities, and a gain was recognized in the second quarter of 2022.
(5)Impact of indirect tax adjustments in 2022.
(6)Loss on refinancing and extinguishment of debt relating to refinancing transactions in 2023.
(7)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$20,466	$(10,125)	$37,616	$(10,360)
Capital expenditures	(16,424)	(14,213)	(63,184)	(58,491)
Free cash flow	$4,042	$(24,338)	$(25,568)	$(68,851)